Exhibit 99.1

Overstock.com Raises $25 Million Through Issuance of Common Stock

SALT LAKE CITY, May 2, 2006 /PRNewswire-FirstCall via COMTEX News Network/ — Overstock.com, Inc. (Nasdaq: OSTK) today announced the issuance of 1,041,667 shares of its common stock for $25 million at a price of $24 per share. The issuance was made under the Company’s existing shelf registration statement.

The Company anticipates using the net proceeds of the offering primarily for general corporate purposes and working capital requirements, including sales and marketing activities and inventory purchases.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities. A final prospectus supplement relating to these securities will be filed with the Securities and Exchange Commission.

About Overstock.com

Overstock.com, Inc. is an online “closeout” retailer offering discount, brand-name merchandise for sale over the Internet. The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel. Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ National Market System and can be found online at http://www.overstock.com.

Overstock.com is a registered trademark of Overstock.com, Inc. All other trademarks are the property of their respective companies.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the anticipated use of proceeds. An investment in Overstock.com’s securities is subject to the risks as identified in our Form 10-K for the year ended December 31, 2005, and all our subsequent filings with the Securities and Exchange Commission, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.